Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-136988) and Form S-3 (No. 333-141963) under the Securities Act of 1933 of Inter Parfums, Inc. of (i) our report dated March 8, 2011 on the consolidated balance sheet and Schedule II of Inter Parfums, Inc. and subsidiaries as of December 31, 2010, the related consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for the year ended December 31, 2010 and (ii) to our report dated March 8, 2011 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2010. Each report appears in the December 31, 2010 Annual Report on Form 10-K of Inter Parfums, Inc.

WeiserMazars LLP

New York, New York

March 8, 2011